Exhibit 10.37

PRINCIPAL SOLAR, INC.

PROMISSORY NOTE

$200,000.00	Date: April 1, 2016 Dallas, Texas

FOR VALUE RECEIVED, Principal Solar, Inc., of Dallas, Texas ("Borrower" or "Company"), hereby promises to pay to the G. Marmol and G. Marmol Revocable Trust dated_____________ for the benefit of Guillermo G. Marmol and Gail A. Marmol, individuals residing at _____________ ("Lender"), in lawful money of the United States of America and in immediately available funds, the principal sum of Two Hundred Thousand Dollars ($200,000.00) (the "Loan"), payable on the dates and in the manner set forth below.

1.     Repayment. The outstanding principal amount, fee, and interest, if any, of the Loan shall be payable in full at the earlier of (i) financial close of the assignment of Innovative Solar 42, LLC, (ii) the receipt of the "IS 46 COD Payment" (as defined in Exhibit A hereto) resulting from the August 2015 assignment of Innovative Solar 46, LLC, or (ii) July 29, 2016 ("Maturity Date"), subject to the terms and limitations hereunder. The Borrower may prepay this Note in whole or in part at any time prior to the Maturity Date without the written consent of Lender, at Borrower's sole discretion (a "Prepayment"). For purposes of clarity, Lender and Borrower acknowledge that the repayment of the Loan is not conditioned upon the financial close of the assignment of Innovative Solar 42, LLC, nor is the source of funds for the repayment of the Loan limited to such financial close. Failure to pay on or before the Maturity Date shall constitute a default. For purposes of clarification, to the extent any part of the principal amount, fee and interest, if any, of the Loan is outstanding at the time Borrower receives the IS 46 COD Payment, the proceeds of such IS 46 COD Payment shall be used to repay the principal amount, fee and interest, if any, of the Loan.

2.     Fee. As consideration for making this Loan, Lender shall receive a one-time funding fee in an amount calculated as 15% of the amount advanced, which fee shall be paid no later the Maturity Date.

3.     Interest Rate. This Promissory Note is non-interest bearing, except for any amounts outstanding beyond the Maturity Date shall earn interest at a rate of 10% per annum, compounded daily.

4.     Priority. Payment of this Note shall be (i) subordinate to amounts due under that certain Release, Accord And Satisfaction Agreement dated February 8, 2016, between Principal Solar, Inc. and Vis Solis, Inc. et al (ii) to the extent all or any part of the principal amount, fee and interest, if any, of the Loan is outstanding at the time of the maturity date of that certain Promissory Note dated February 25, 2016, between Principal Solar, Inc. and The Pearl M Thompson Trust dated March 24, 2004 (the “PMT Trust Note”), pari pasu to such PMT Trust Note and (iii) senior to all other unsecured debts of Borrower (past, current and future).

5.     Place of Payment. All principal payable hereunder shall be payable to Lender at the address it specifies to Borrower in writing.

6.     Application of Payments. Any payments on this Note shall be applied first to fees, second to interest due, if any, and lastly to the outstanding principal balance hereof.

Exhibit 10.37

7.     Use of Proceeds. The proceeds from this Note shall be used by Borrower to pay amounts due to Duke Energy Progress, Inc. for interconnections and other expenses associated with Borrowers development of Innovative Solar 42, LLC. Use of less than $190,000 of the proceeds from this Note for any other purpose shall constitute a default of this Note, upon which all unpaid fees, accrued but unpaid interest (if any) and outstanding principal balance hereof shall become immediately due and payable.

8.     Governing Law. This Note shall be governed by, construed and enforced in accordance with, the laws of the State of Texas, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Any action brought to enforce or interpret this Note shall be brought in the courts located in Dallas County, Texas.

9.     Transfers, Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof; provided, however, that the Lender may not, without the prior written consent of Borrower (such consent not to be unreasonably withheld and such consent not to be required if an Event of Default exists), assign, transfer or negotiate this Note to any Person. Any such transfer or assignment must be in full compliance with applicable securities laws.

IN WITNESS WHEREOF, the Borrower and the Lender have duly executed this Promissory Note as of the date first written above.

BORROWER: Michael Gorton, CEO Principal Solar, Inc.	LENDER: Guillermo G. Marmol, Trustee for G. Marmol and G. Marmol Revocable Trust

/s/ David N. Pilotte for Michael Gorton	/s/ Guillermo G. Marmol

Dated: ____April 1, 2016___________	Dated: ____April 1, 2016___________

Exhibit 10.37

Exhibit A

The Company is entitled to receive from Carolina Energy Partners II, LLC within 5 days of the commercial operation date ("COD") of the solar project Innovative Solar 46, LLC, the sum of $1,000,000 pursuant to Section 1.5(d) of that certain Assignment Agreement between Principal Solar, Inc.; Carolina Energy Partners II, LLC; Innovative Solar Systems, LLC; and Innovative Solar 46, LLC dated August 11, 2015; and

Further, the Company is entitled to receive from Innovative Solar Systems, LLC the sum of $624,000 pursuant to that certain Agreement between Principal Solar, Inc. and Innovative Solar Systems, LLC dated August 11, 2015.

The two amounts receivable described above, considered together as a single amount of $1,624,000, defines the term "IS 46 COD Payment" as used in the Promissory Note of which this Exhibit A is a part.